EXHIBIT 8.9(d)

Amendment No. 3 August 23, 2006

AMENDMENT NO. 3 TO THE

INSURANCE ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT NO. 3 TO THE INSURANCE ADMINISTRATIVE SERVICES AGREEMENT (“the Agreement”), dated as of the twenty-third day of August 2006, (“Amendment No. 3 Effective Date”) is made by and among Kemper Investors Life Insurance Company, an Illinois domiciled insurer, and IBM Business Transformation Outsourcing Insurance Services Corporation (“IBM IOS”) formerly known as Liberty Insurance Services, a South Carolina domiciled corporation.

As of this Amendment No. 3 Effective Date the first sentence of the second paragraph of Section 3.2 of the Agreement shall be deleted and replaced with the following:

“The Services shall be provided from IBM lOS’ service center listed in Exhibit 3.2.2 (the “Service Center”) between the hours of 8:30 am and 5:00 pm Eastern Time: however, the contact center will be open between the hours of 8:30 am and 6:00 pm Eastern Time.”

As of this Amendment No. 3 Effective Date Section 4.6 of the Agreement shall be deleted and replaced with the following:

“ 4.6 SAS 70 TYPE Reports. IBM I0S shall, at no cost to Customer, provide to Customer a SAS 70 Type II Report prior to the end of each calendar year regarding the results of tests conducted by an outside independent auditor of IBM IOS’ procedures, systems and operations. The Report shall cover a period of not less than six (6) months of the calendar year. If Customer requires a unique SAS 70 Type II Report to meet the requirements of Rule 38a-i under the 1940 Act, the cost of the unique SAS 70 Type II Report shall be handled as an Additional Services. If any of IBM IOS’ procedures, systems or operations have a material deficiency, do not meet those standards existing in the variable products industry, or are deemed materially inadequate in the report, IBM IOS shall correct all material deficiencies, mistakes, problems, errors, or inadequacies within ninety (90) days, or a timeframe as agreeable by both parties, of the date it receives the report and send notice to Customer that such deficiencies, mistakes, problems, errors, or inadequacies have been corrected. After receiving such notices of the correction (s), Customer shall have the right to re-audit IBM IOS’ procedures, systems, and operations within five (5) days, or timeframe as agreeable by both parties. IBM lOS shall provide access to all of the Books and Records, and all of its systems, operations, procedures and personnel, and manuals that apply to the Contracts so that Customer may perform such audit. The costs of any corrective actions taken as a result of the initial SAS 70 Type II Report for Customer relating to practices and procedures existing at the service center prior to the Services Starting Date or relating to practices and procedures IBM I0S performs at Customer’s direction will be paid by Customer.”

As of this Amendment No. 3 Effective Date the existing Exhibits 1.8, 3.2, 3.2.1, and 3.4.2 shall be deleted and replaced with the attached Exhibits dated August 23, 2006.

All of the terms of the other terms and conditions of the Agreement which are not affected by this amendment remain unchanged. This Amendment No. 3 may be executed by the parties hereto in counterparts.

Amendment No. 3 August 23, 2006

Accepted by:

KEMPER INVESTORS LIFE		IBM BUSINESS TRANSFORMATION
INSURANCE COMPANY		OUTSOURCING
SERVICES CORPORATION

BY:	/s/ Pascale Fortman	BY:	/s/ Philip C. Ratcliff

PRINTED NAME:	Pascale Fortman	PRINTED NAME:	Philip C. Ratcliff

TITLE	Chief Executive Officer	TITLE	Vice President & Treasurer

DATE:	9/8/2006	DATE:	9/11/06

Amendment No. 3 August 23, 2006

EXHIBIT 1.8

BREAKAGE REPORT

See attached report.

SAMPLE Kemper Breakage Report

Trading Gains/ (Losses) by Product Contract Year September - August

Section 1 - Can pass Breakage	YTD	January 06	February 06	March 06

Destinations	$	$	$	$

Farmers VA	$	$	$	$

Total	$	$	$	$

Annual Tolerance = 0.027%

Section 2 - Rounding (Assets – Liabilities)	YTD	January 06	February 06	March 06

Destinations	$	$	$	$

Farmers VA	$	$	$	$

Total	$	$	$	$

Section 3 - Supplemental Contract Reserve Adjustment and Trading Delay	YTD	January 06	February 06	March 06

Supp Contracts -Reserves	$	$	$	$

Supp Contracts – Trade Delay	$	$	$	$

	$	$	$	$

Combined Grand Totals of Sections 1,2&3	YTD	January 06	February 06	March 06

Destinations	$	$	$	$

Farmers VA	$	$	$	$

Supplemental Contracts	$	$	$	$

Total	$	$	$	$

Total without Supp Con	$	$	$	$

Separate Account Assets at Month End per General Ledger	YTD	January 06	February 06	March 06

Destinations	$	$	$	$

Farmers VA	$	$	$	$

Supplemental Contracts	$	$	$	$

Total	$	$	$	$

*Footnote

Reserves Gain/Loss due to delay in trading:

Month End Date	(As of) Trade Date	Purchases/Payouts	Gain (Loss) on delay

1/31/2006	2/2/2006	$	$

2/28/2006	3/2/2006	$	$

3/31/2006	4/4/2008	$	$

Amendment No. 3 August 23, 2006

EXHIBIT 3.2

INSURANCE ADMINISTRATIVE SERVICES

IBM IOS shall perform the following duties and responsibilities with respect to the administration of the Contracts.

A.	Compliance with Performance Standards. IBM I0S shall comply with the performance standards in Exhibit 3.2.1, which may be amended by mutual agreement from time to time.

B.	Competent Staff. IBM IOS shall maintain a staff of competent and trained administrative personnel, supplies and equipment to perform its duties and responsibilities under this Agreement.

C.	Billing and Collections Services (Premium Operations)

1.	Applying premium payments accurately and timely including pre-notified wires, EFT, and direct check payments received.
2.	Balancing EFT accounts monthly.
a.	Draft EFT premium as opted by contract owner (Monthly, Quarterly, Semi-annual, or Annually)

3.	Providing the appropriate Contract information to Contract owners
4.	Processing cash deposits according to Customer’s written banking instructions
5.	Researching Contract data to determine how to apply payments to Contracts and issuing any refunds as appropriate
6.	Processing transactions updating Contract information
7.	Maintaining Contract accounting records
8.	Establishing process with depositing bank for handling returned items (i.e., insufficient funds, account closed, etc.)
9.	Return money Not In Good Order (NIGO) within 5 business days of receipt.
10.	Administering EFT billing, and loan billing.
11.	Providing premium error clearing

D.	Contract Owner Services (In-Force)

1.	Communicating with Contract owners and agents. Processing Contract service requests, Contract/coverage changes, surrenders, name/beneficiary changes, assignments.
2.	Processing Contract owner or agent requests for financial and non-financial transactions as specified in the Contract
3.	Updating computer records and other files as needed to reflect requested changes.
4.	Preparation and mailing of Contract annual statements as of Contract anniversary date
5.	Preparation and mailing of Contract calendar quarterly statements.
6.	Mailing of confirmation statements for all applicable financial transactions.

Amendment No. 3 August 23, 2006

EXHIBIT 3.2 (Continued)

7.	Provide data files for annual mailing to existing Contract owners of Privacy Notice prepared by Customer, including, without limitation, as included in the Destinations Product Prospectus.
8.	Provide data files for annual mailing to existing Contract owners of Product Prospectus.
9.	Maintenance of good relations with Contract owners and agents; responding to Contract owner and agent inquiries.
10.	Correction of terminations processed in error.
11.	Perform annuitization payout quotes.
12.	Process duplicate contracts upon request.
13.	Feed current DST reports.
14.	Research Contract owner return mail (excludes agent returned mail).
15.	Electronic Response (e-mail) Responding to consumer and distributor requests for information and services received through http://www.kemperinvestorslife.com and www.kemperinvestors.com or direct e-mail. Expected timeframe for response is within one Business Day.

E.	Claims Services

1.	Adjudicating and paying claims according to Customer’s written claims guidelines, as provided to IBM IOS from Customer.
2.	Responding to inquiries and resolving disputes according to Customer’s written guidelines.
3.	Providing assistance to Customer, if necessary, in defending a claims determination.
4.	Establishing procedures to avoid, detect, and report to Customer possible fraudulent activities; however, any applicable SIU or anti-fraud plan functions or reports to state regulators remains the responsibility of Customer.
5.	Investigating claim related Contract changes and verifying coverage.
6.	Gathering necessary documentation to review a claim in accordance with Customer’s written guidelines.
7.	Adhering to Customer’s written claims guidelines by consulting with Customer prior to denying any claims on Customer’s behalf.
8.	Communicating claims related issues with Contract owners or beneficiaries.
9.	At Contract owner or agent request, provide annuitization payout quotes/ estimates for fixed/variable accounts respectively, using tools provided by Customer.
10.	Process recurring payments for fixed and variable annuity payouts, exclusive of the commutability option.
11.	Provide payout trade sheet as appropriate for trade process by Separate Accounts.
12.	Administering supplemental contracts.
13.	Administering annuitizations.

F.	Reinsurance Administration Services

Amendment No. 3 August 23, 2006

EXHIBIT 3.2 (Continued)

1.	Providing information to Customer for quarterly and annual statement preparation by Customer. Feed appropriate information needed to Customer general ledger, and provide administrative informational support for reinsurance claims.

G.	Distribution System Support Services

1.	Administer calculations to ensure prompt and accurate payment of DWS Scudder wholesale fees.
2.	Monthly preparation and mailing of wholesale fees support and wire transmissions.
3.	Updating/validating and changing agent information such as name, address, relationship, effective date, commission scale, vesting information, etc.
4.	Supporting agent inquiries.

H.	Contact Center

1.	Maintain measures and reporting of call performance.
2.	Support contract owner and agent inquiries, and requests.
3.	DALBAR, Inc. participation pursuant to the Customer maintained contract with DALBAR, Inc.
4.	Will track and report on both customer and agent phone lines abandonment rates, calls offered and average seconds to answer (ASA’s) for Customer information and tracking purposes.

I.	Financial Accounting Support Services (Financial Operations, Reporting, and Systems)

1.	Answering requests for services.
2.	Completing required research activity.
3.	Completing service processing.
4.	Updating administrative system and maintaining Contract records.
5.	Mailing appropriate financial disbursement/correspondence.
6.	Performing Contract and claims ledger accounting.
7.	Performing commission accounting and agent sub-ledger reconciliation.
8.	Monthly reconciliation of suspense accounts such that no items are greater than 60 days old, and reported in a mutually agreed format.
9.	Performing Contract owner IRS reporting requirements, including appropriate withholding elections and notices, verification of TINs and Contract tax reporting on Forms 1099 and 5498 as applicable.
10.	Daily reconciliation of bank deposits.
11.	Monthly reconciliation of bank disbursements within 20 days of month end.
12.	Providing monthly trial balance information to Customer formatted as an Excel worksheet using Customer’s general ledger account numbers, by the second business day of the month.

Amendment No. 3 August 23, 2006

EXHIBIT 3.2 (Continued)

13.	Provide escheat functions including the mailing of first letter and monthly transmission of aged data to Customer in approved format.
14.	Provide an Excel spreadsheet with monthly supporting detail to enable Customer quarterly and annual statutory reporting in accordance with Customer specifications.
15.	Provide daily General Ledger feed for all accounting activity.
16.	IBM IOS will provide bank account “Daily Funding Worksheet” by 6 am PST/9 am EST (assumes information available from bank by 8 am EST).
17.	IBM IOS will provide other mutually agreed upon standardized reports and/or data extracts necessary or desirable for use by the Customer, in a format mutually agreeable to the Customer and IBM IOS, including but not limited to, reports to be used by the Customer to comply with Securities and Exchange Commission, statutory, tax, risk assessment and other external or internal reporting requirements. Some of these reports may be Additional Services.

J.	Actuarial Support Services

1.	Providing miscellaneous Contract data for Customer’s actuarial financial functions.

K.	Commissions

1.	Process and deliver weekly payment and statement of commissions.
2.	Process feed to NSCC and facilitate the related commission payment.
3.	Complete 1099 print for Broker/Dealer and deliver.
4.	Pay quarterly trail commissions by 3rd process cycle following month-end.
5.	Feed current Metavante extracts.
6.	Fulfill and retain record of necessary actions to fulfill B-notices requirement. These are forwarded to IBM IOS by the Customer.
7.	Maintain records regarding manual commission adjustments for Customer review upon request.
8.	Notify Customer of any manual commission adjustments over established approval limit and obtain Customer approval prior to processing.

L.	Records Management Support Services

1.	Establishing and maintaining facilities and procedures for the safekeeping of Customer’s Books and Records.
2.	Ensuring that documents are sorted, prepared and stored as part of the Contract record according to Customer’s written guidelines and in accordance with applicable insurance law governing third party insurance administrators.
3.	Purging all records according to Customer’s written record retention schedule and in accordance with applicable insurance law governing third party insurance administrators.

Amendment No. 3 August 23, 2006

EXHIBIT 3.2 (Continued)

4.	Providing onsite file storage and offsite file storage.

M.	Licensing and Contracting:

1.	Process agent address and miscellaneous changes.
2.	Process Agent of Record Changes as necessary.
3.	Maintain records regarding agent appointments, license renewals, and terminations.
4.	Maintain records for requested and customer approved broker dealer changes and amendments to selling group agreements.
5.	With respect to Broker Dealer mergers and acquisitions, process merger and acquisition directives as necessary. Notify customer of all pending mergers and acquisitions requests.
6.	Send contracting packets and process new representative contracts as needed to support business activity.

N.	Separate Accounts:

1.	Maintain Breakage Report (gain/loss on trades).
2.	Daily trade services will include daily execution of trades, balancing of shares, pricing daily journal entries, and breakage calculations. Execution of trades will be completed in accordance with fund manager requirements. All other daily trade services will be completed by the end of the Business Day.
3.	IBM IOS will meet bank and fund manager requirements with respect to wire services
4.	Performance Reporting. IBM IOS will transmit daily, monthly and quarterly performance statistics, including but not limited to unit values, total net assets, and returns to third party reporting agencies by required times.
5.	Prepare monthly financial statements in extract form.
6.	Provide unit values and total returns to appropriate parties.
7.	Provide data feed for DWS Scudder Website.
8.	Provide Excel spreadsheets and supporting detail extracts to enable customer to compile and complete Separate Account SEC/GAAP and statutory reporting.
9.	Provide Customer necessary extracts in order to compute Service fees due from the Fund Managers.
10.	IBM IOS will perform daily reconciliations between fund managers and UVT by the end of the second Business Day. Monthly reconciliations will be performed between fund manager, GL, and UVT by the 20th day of the following month.

O.	Distribution Services

1.	Delivery of outgoing mail to the post office daily.
2.	Updating Contract records with the most current address.

Amendment No. 3 August 23, 2006

EXHIBIT 3.2 (Continued)

3.	Completing Contract mailings, agent mailings and claims/annuity payment mailings.

P.	Technology Support Services

1.	Service Center Production Support Services
•	Host various computer equipment
•	Providing oversight of data center operations and processing
•	Security system support
•	Servers will be located in a physically secure room (i.e. locked and restricted access)

•	Process fine tuning

•	Monitoring compliance with policies and procedures

•	Performing Service Center and data center audits

•	Data Recovery Plan and Business Continuity Plan recovery services

•	System and data to be backed up in a frequency to be approved by the client

•	Backup media will be duplicated and kept offsite at a suitable storage facility

•	Disaster recovery testing will be conducted once a year

•	Telecommunications support services

2.	Application Support Services
•	Maintaining data systems

•	Application software support

Q.	Regulatory and Compliance Support Services

1.	Maintaining a complete and accurate log of complaints received directly at IBM IOS.
2.	Forward all complaints received at IBM 10S to the Customer. Work with Customer to investigate and resolve complaints in accordance with Customer’s written instructions, and communicate findings to Contract owner, Customer and/or regulatory authority if necessary.
3.	Making available to Customer all records and logs required in connection with any audits of Customer.

Amendment No. 3 August 23, 2006

4.	Notifying Customer of any suspected employee or agent fraud or defalcations within two (2) business days of becoming aware of such suspected problem.
5.	Notifying Customer of any threatened or filed lawsuits connected to the Contracts or to this Agreement within two (2) business days.
6.	Implementing changes, if any, resulting from complaint resolution. Changes may require an Additional Service request.

Amendment No. 3 August 23, 2006

EXHIBIT 3.2.1

PERFORMANCE STANDARDS

Contract Owner Contact Center

•

Telephone Response - Responding to consumer and distributor requests for information and services received over the telephone. Customer service representatives are available to consumers and distributors toll-free between 8:30 AM and 6:00 PM ET. Automated voice response services for basic account inquiries, select transaction requests and general product information are available to consumers 24 x 7 also toll- free. All calls are recorded for compliance and quality monitoring purposes.

•

Written Correspondence - Responding to consumer and distributor requests for information and services received in writing. Written responses will be reviewed for accuracy based upon the quality standard outlined in this Agreement.

•

Transaction Processing - Processing eligible transactions and account maintenance requests received from consumers and distributors over the phone. Transactions will be reviewed for accuracy based upon the quality standard outlined in this Agreement.

•	Problem Resolution - Resolving problems or issues for consumers and distributors in a timely manner. Ensuring effective follow-up and complete customer satisfaction.
•	Customer Activity Reporting - Reporting of consumer and distributor behavior as it relates to services and product offerings.

Operations Center

•	Financial Transaction Processing - Timely processing of all price dependent transactions. Transactions will be reviewed for accuracy based upon the quality standard outlined in this Agreement.
•

Non-Financial Transaction Processing - Timely processing of all non-financial transactions and contract maintenance requests. Transactions will be reviewed for accuracy based upon the quality standard outlined in this Agreement.

•	Problem Resolution - Resolving problems or issues for consumers and distributors in a timely manner. Ensuring effective follow-up and complete customer satisfaction.
•	Statements and Confirms - Regular and timely delivery of quarterly and annual statements and transaction confirm file to DST for processing and mailing by DST to consumers and distributors.
•	Transaction Reporting - Reporting of transaction volumes and type.
•

Written Correspondence - Responding to consumer and distributor requests for information and services received in writing. Written responses will be reviewed for accuracy based upon the quality standard outlined in this Agreement.

•

Transfer Processing - Timely and efficient processing of requests to transfer funds from other institutions. Effective contract assembly and mailing of duplicate Contracts. Transfers will be reviewed for accuracy based upon the quality standard outlined in this Agreement.

Amendment No. 3 August 23, 2006

EXHIBIT 3.2.1

Reporting and Tracking

A Monthly Operations Report will be provided which tracks performance as it relates to the performance measures identified. The standards identified below as “reportable” will be provided in the Monthly Operations Report. Standards identified below as “non-reportable” will not be required to be contained in the Monthly Operations Report. However, all standards, whether reportable or non-reportable, may be subject to an annual compliance audit and evidence that these standards are being performed as outlined shall be made available to the Customer for audit review. In addition, IBM IOS and Customer will hold a Business Review Meeting on a monthly basis to review results and develop action plans, as applicable. In these meetings IBM IOS and Customer will also discuss successes, opportunities for improvement and issues of changing or evolving business matters that, from the customer’s perspective, will have an impact on service delivery. The terms of this Agreement will not be changed or amended until all parties are satisfied with the need for the change.

Performance Measures and Standards.

Measures and performance standards for the Services provided would be as follows, and are measured from the date all completed necessary documentation has been received by IBM 10S (i.e., all documentation is in-good-order):

Telephone - Speed of Response
Measure/Standard		Reporting ID
Agent Line	1.) 80% of calls answered within 20 seconds 2.) 3% or less of calls abandoned (excludes calls abandoned in first ten seconds)	1. Reportable 2. Reportable
Customer Line

3.) 80% of calls answered within 20 seconds

4.) 3% or less of calls abandoned (excludes calls abandoned in first ten seconds)

Non Reportable Process Information: The above performance standards are compiled and reported automatically through IBM IOS’s phone system.

3. Reportable 4. Reportable

Amendment No. 3 August 23, 2006

EXHIBIT 3.2.1 (Continued)

Telephone - Call Monitoring
Measure/Standard	Reporting ID
Quality Call Monitoring

5.) 80% team goal for quality monitoring.

Non-Reportable Process Information: A minimum of 10

calls per month for each customer service representative will be reviewed for the following quality attributes:

•       Accuracy and Completeness

•       Knowledge of Representative

•       Accommodation

•       Attitude

•       Professionalism/Security

•       Exceeding Customer Expectations

5. Reportable

Written Correspondence
Measure/Standard	Reporting H)
Written Response Time

6.) 90% processed within 5 Business Days.

In cases where a 5-day response time is not possible, an acknowledgement response will be sent within that time frame informing the customer that his request is being worked on.

6. Reportable

Transfer Processing
Measure/Standard		Reporting ID
Duplicate Contracts	7.) 100% mailed within 5 Business Days.	7. Reportable
Letter of Acceptance	8.) 100% mailed within 2 Business Days.	8. Reportable

Amendment No. 3 August 23, 2006

EXHIBIT 3.2.1 (Continued)

Transaction Processing
Measure/Standard		Reporting ID
Financial Transactions

9.) 100% processed same day.

All Financial Transactions (i.e. price dependent) received by IBM IOS prior to the end of the Business Day are processed same day.

Non-Reportable Process Information:

•       Financial requests received after the end of the Business Day are processed next Business Day.

•       These standards assume no lockboxes are used and IBM IOS receives all Financial Transactions directly.

•       For each financial transaction received in good order prior to the close of the Business Day, the order will receive the AUV assigned on that Business Day. Financial transactions received after the close of the Business Day will not be assigned the AUV for that Business Day.

•       LIS will timestamp or otherwise maintain records that enable it to demonstrate compliance with the above paragraph.

9. Reportable

Non-Financial Other	10.) 97% processed within 5 Business Days. This excludes special work projects (i.e., return mail) This standard includes corrective processing.	10. Reportable

Licensing, Appointments and Commissions
Measure/Standard		Reporting ID
New Appointments	11.) 97% processed within 5 Business Days	11. Reportable
Broker Dealer Changes	12.) 97% processed within 5 Business Days	12. Reportable
Agent of Record Changes	13.) 97% processed within 4 Business Days	13. Reportable
Renewals	97% of all renewal transactions are completed within the guidelines provided at the state level.	Non-Reportable

Amendment No. 3 August 23, 2006

EXHIBIT 3.2.1 (Continued)

Licensing, Appointments and Commissions (Continued)
Measure/Standard	Reporting ID
Commissions

Weekly Commission Cycle - 97% of all subsequent payment transactions received by Customer prior to end of the Business Day on the close of business each Wednesday will be reflected on that week’s commission cycle.

Quarterly Trails - 97% of all trail transactions received by Customer prior to end of the Business Day on the close of business each calendar quarter will be reflected on that quarter commission cycle.

Non-Reportable

Claims Annuitizations and Reinsurance
Measure/Standard		Reporting ID
Non-Contestable Claim Payments	14.) 95% processed within 4 Business Days	14. Reportable
Annuitizations

15.) 100% of new annuitizations are processed on the next bi-monthly cycle or on the next cycle frequency as chosen by annuitant. Workflow standard will be set for 15 Business Days for monitoring purposes.

15. Reportable
Reinsurance Recoveries

All Claims data should be handled as follows:

•  Weekly = Upload copy of claims/ annuitizations database

•  Month end = Upload copy of claims/annuitizations database

•  Monthly = paper copies of GRIB/GMDB claims documentation for policies issued before 5/1/2000

Customer is doing reinsurance recoveries. Reinsurance recoveries are not part of the Services under this Agreement.

Non-Reportable

Amendment No. 3 August 23, 2006

EXHIBIT 3.2.1 (Continued)

Quality Assurance
Measure/Standard	Reporting ID
Accuracy Rate

16.) 98% of transactions are processed accurately.

Non-Reportable Process Information:

The following categories will be grouped for accuracy:

a. Written Correspondence

b. Transfer Processing

c. Financial Transactions

d. Non-Financial Other

Sampling size will be determined by using statistical analysis tools.

For audit purposes, accuracy levels for the individual categories above would be made available, upon request by Customer. The frequency and reason for any such requests would be mutually agreed upon by both parties.

16. Reportable

Accounting, Reconciliation
Measure/Standard	Reporting ID
Bank Reconciliation

17.) Monthly report should display all items 0-30, 30-60, 60-90, 90-120, over 120 Days.

Non-Reportable Process Information:

a. 30 Calendar Days = All items should clear at 30 days

b. After 60 Calendar Days = Outstanding items should be referred to IBM IOS management and followed up on until resolved. At that time, all write-offs should be referred to Customer management for approval.

c. 20th Calendar Day = Transmitted monthly on the 20th day of the month for the prior calendar month.

17. Reportable

Amendment No. 3 August 23, 2006

EXHIBIT 3.2.1 (Continued)

Accounting, Reconciliation (Continued)
Measure/Standard		Reporting ID
Suspense Reconciliation

18.) Monthly report should display all items 0-30, 30-60, 60-90, 90-120, over 120 Days.

Non-Reportable Process Information:

a. 30 Calendar Days = All items should clear at 30 days with the following exceptions:

•  2 Business Days = Incoming payments

•  7 Business Days = Returned checks/EFTs

•  10 Business Days = Disbursements and Commissions – excluding debit balances and amounts under $50 due to Customer’s licensed agents Commissions - excluding debit balances and amounts under $50 due to Customer’s licensed agents

b. After 60 Calendar Days = Outstanding items should be referred to IBM lOS management and followed-up on until resolved. At that time, all write-offs should be referred to Customer management for approval.

c. 20th Calendar Day = Transmitted monthly on the 20th Day of the month for the prior calendar month.

18. Reportable
Monthly Trial Balance Submission	2nd Business Day =Transmitted monthly on the 2nd Business Day after close of the period for the prior calendar month.	Non-Reportable
IRS Reporting Requirements	Daily = Provide spreadsheet of prior day federal/state withholding amounts to Customer by 10 am PST/1 pm EST. 1099R and 1099 MISC	Non-Reportable

•  Contract holder copies of 1099Rs and agent/broker copies of 1099Misc to be mailed by January 31st

•  Electronic feed containing information to be forwarded to IRS to be sent to Customer by March 15th

5498s

•  Policyholder copies of 5498s to be mailed by May 31st

•  Electronic feed containing information to be forwarded to IRS to be sent to Customer by May 20th

Amendment No. 3 August 23, 2006

EXHIBIT 3.2.1 (Continued)

Accounting, Reconciliation (Continued)
Measure/Standard		Reporting ID
California Reporting Requirements	15th Calendar Day (Quarterly) = Provide quarterly extract of withholding for the state of California to the Customer in mutually agreed upon format by the 15th day of the month following quarter end.	Non-Reportable
Escheat Function

First letter to be sent to the payee for those checks that have stale date during the month (i.e. are 6 months + 1 day old). Information on checks outstanding at the end of 8 months to be transmitted to Customer (in the approved format) for entry into their escheat tracking system.

Non-Reportable
Loan Reporting

The following timeframes are required:

•    2nd Business Day = Spreadsheets and reports supporting accruals need to be received by the end of the 2nd Business Day of the following month.

•    20th Calendar Day = Remaining reports need to be received by the 20th of the following month.

Non-Reportable
Breakage (Gain/Loss on trades)

19.) Breakage Report will be provided monthly with footnotes, as applicable. See Exhibit 1.8 for sample.

Non-Reportable Process Information:

•    Daily = The gains and losses associated with as-of backdated variable investment purchases and sales will be calculated and traded daily.

•    1st Business Day = The small differences between the asset on deposit with the fund manager and the liability to the Contract holders resulting from rounding errors will be calculated and traded monthly on the 1st Business Day of the following month.

19. Reportable

Amendment No. 3 August 23, 2006

EXHIBIT 3.2.1 (Continued)

Accounting, Reconciliation (Continued)
Measure/Standard		Reporting ID
Daily Trade Services

Daily trade services will include:

•    Daily execution of trades

•    Balancing of shares Pricing daily journal entries

•    Breakage calculations

Execution of trades will be completed in accordance with fund manager requirements. All other daily trade services will be completed by the end of the Business Day.

Non-Reportable
Wire Services	IBM IOS will meet bank and fund manager requirements with respect to wire services.	Non-Reportable
Performance Reporting	Daily unit values and performance spreadsheets to be transmitted by required times to third party reporting agencies.	Non-Reportable

•    1st Business Day = Month end unit values to be transmitted by the end of the 1st Business Day of the following month.

•    5th Business Day = Month end total net asset values to be transmitted by the end of the 5th Business Day of the following month.

•    2nd Business Day = SALD performance sheet to be transmitted by. the end of the 2nd Business Day of the following month.

•    10th Business Day (Quarterly) = Quarter end total net assets, including fixed and MVA amounts to be transmitted by the end of the 10th Business Day following quarter end.

Quarterly /Annual Separate Accounts Statutory and SEC / GAAP Reporting

The following timeframes are required:

•    2nd Business Day = Spreadsheets and reports supporting accruals need to be received by the end of the 2nd Business Day of the following month.

•    4 th Business Day = Monthly Schedule Ds and quarterly extracts containing unit values, total returns and purchase sales data needed for footnote disclosures need to be received by the end of the 4th Business Day of the following month.

•    15th Calendar Day = Remaining reports need to be received by the 15th day of the following month.

Non-Reportable

Amendment No. 3 August 23, 2006

EXHIBIT 3.2.1 (Continued)

Accounting, Reconciliation (Continued)
Measure/Standard		Reporting ID
Asset Based Charges (M&E/Admin)	Daily = Charges will be calculated daily by UVT and traded daily in time to meet Performance Standards outlined in Daily Trade Services section.	Non-Reportable
Fund Reconciliations

The following timeframes are required:

•    Daily = IBM IOS will perform reconciliations between fund managers and UVT.

•    20th Calendar Day = Reconciliations between fund manager/GL/UVT will be completed by IBM IOS by the 20th of the following month.

Non-Reportable
Service Fee Function	2nd Business Day = The daily fund balance extracts to be transmitted monthly to the Customer by the end of the 2nd Business Day, for the calculation of Service Fees due from Fund Companies.	Non-Reportable
Bank Account Funding	Daily = IBM I0S will provide bank account “Daily Funding Worksheet” by 6 am PST/9 am EST assuming information is received from bank by 8 am EST.	Non-Reportable

Benchmarking

Annual benchmarking practices of service providers in and out of the insurance and financial services industries may be conducted in order to ensure standards and expectations remain competitive.

Evaluation

At a minimum of once per year the internal and external sales groups of IBM IOS may complete an evaluation of the Services provided. This evaluation may be used to gauge the level of satisfaction with Services provided and may directly impact performance results during the year. Independent evaluations from external firms (currently DALBAR, Inc.) may also be used to validate overall Contract owner satisfaction.

Amendment No. 3 August 23, 2006

EXHIBIT 3.2.1 (Continued)

TECHNOLOGY SERVICES STANDARDS

System Availability
Measure/Standard	Reporting ID
WEB/IVR Applications

20.) WEB/IVR Applications will be available 24 hours, seven days a week (excludes scheduled downtime)

Non-Reportable Process Information:

•    Customer will be notified of scheduled downtime a minimum of 7 Calendar Days in advance.

20. Reportable
Online Administration (COMPASS Processing)

21.) Administration system will be available (excludes scheduled downtime):

•    Monday-Friday Processing from 6:30 AM-7:30 PM (EST)

•    Saturday Processing from 7:00 AM - 1:00 PM (EST)

Non-Reportable Process Information:

•    If nightly processing. is not completed by 6:00 AM (EST), Customer Operations should be notified immediately

•    Customer will be notified of scheduled downtime a minimum of 7 Calendar Days in advance.

21. Reportable
Response Time

7 Seconds = Retrieval of Contract Data (WEB and IVR) should occur within 7 seconds on average. The measurement will be from the point of entry into the IBM IOS Network, until exit from the IBM IOS Network, and does not include any latency associated to Wide Area Network links.

Non-Reportable

Amendment No. 3 August 23, 2006

EXHIBIT 3.2.1 (Continued)

Major Interfaces
Measure/Standard		Reporting ID
Buy/Sell Trades	To be sent post-cycle next business day between 4:00 AM & 7:00 AM (EST) To be sent post-cycle next business day between 6:00 AM & 9:00 AM (EST)	Non-Reportable
External System Daily / Weekly Files

NSCC daily files:

•    Values/positions (PVF) not later than 6:00 AM EST

•    Sub-account pricing (AAP) not later than 6:00 AM EST

•    Financial Activity (FAR) not later than 7:00 AM EST

NSCC weekly files

•    Commission file (COMM) not later than 6:00 AM EST

The DWS Scudder daily, weekly, and monthly feeds will meet pre-defined file layout requirements.

Non-Reportable
External System Monthly / Quarterly Files	To be sent post-cycle next Business Day between 9:00 AM & 3:00 PM (EST) (including Actuarial feeds/reports)	Non-Reportable

Other Technology Feeds and Reports
Measure/Standard		Reporting ID
Daily Confirmation Statements	Transmitted to DST by 7:00 AM EST following the nightly cycle to enable DST to mail confirmations.	Non-Reportable
Annual Statements	Transmitted to DST by 7:00 AM EST following the nightly cycle to enable DST to mail annual statements.	Non-Reportable
Quarterly Statements	Transmitted to DST within 1 Business Day following the end of a calendar quarter.	Non-Reportable

Amendment No. 3 August 23, 2006

EXHIBIT 3.2.1 (Continued)

Other Technology Feeds and Reports (Continued)
Measure/Standard		Reporting ID
General Ledger Feed	Transmitted daily to ZNA SAP by 8:30 AM EST / 5:30 AM PST for the prior day activity.	Non-Reportable
Market Timing Reports

Weekly = Market timing activity and exception reports will be prepared and delivered to Customer on a weekly basis. These reports will track the parameters on market timing restrictions in the contract prospectuses, as provided to IBM IOS by Customer on a regular basis.

Non-Reportable

Any above standards identified as reportable, that are not contained in the Monthly Operations Report that was in effect immediately preceding this amendment, will receive a two month grace period from the Effective Date of the signed amendment. This two month grace period will be an assessment cycle to prepare for implementation and reporting of these transactions.

Amendment No. 3 August 23, 2006

EXHIBIT 3.4.2

Persons Authorized to Approve Additional Services for Customer

Customer’s President

Customer’s CEO

Customer’s COO

Customer’s CFO

Customer’s Operations Manager